EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS STRONG PERFORMANCE WORLDWIDE;

MAY COMPARABLE SALES UP 8.7%

•	U.S. comparable sales up 7.4%

•	Europe comparable sales up 8.9%

•	Asia/Pacific, Middle East & Africa comparable sales up 10.2%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 8.7% in May. Systemwide sales for McDonald's restaurants worldwide increased 11.9% for the month, 10.0% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "May marks another month of strong sustained sales and shows how well we are providing solutions for today’s busy lifestyles, with the convenience and value that customers expect from McDonald’s. We’ve re-energized our worldwide business with new food choices, redesigned restaurants and relevant marketing."
In the U.S., McDonald’s successful Shrek the Third™ promotion, popular breakfast business and new products contributed to comparable sales growing 7.4% in May.
In Europe, comparable sales rose 8.9%. France, the U.K., Germany and nearly all other markets delivered positive results. Customers responded enthusiastically to the recent launch of Chicken Selects and Snack Wrap in Germany plus limited-time offerings of premium chicken and beef sandwiches in France and the U.K.
Robust sales in Japan, China, Australia and a majority of other markets in Asia/Pacific, Middle East and Africa fueled the 10.2% comparable sales increase. Extended hours, breakfast, and relevant menu offerings continued to contribute to the segment’s results.

Skinner added, "Around the world, demand for McDonald’s continues to grow as we now serve 6 million more customers every day than we did in 2002. We are working to attract more customers, more often, through innovation, added convenience and greater menu choice to capture a larger share of the growing eating-out market."

May Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase	2007	2006	2007	2006

McDonald’s Restaurants*	8.7	4.5	6.5	5.3
Major Segments:
U.S.	7.4	3.4	4.8	5.4
Europe	8.9	4.9	7.2	4.1
APMEA**	10.2	6.5	9.3	5.0

May Systemwide Sales

	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency

McDonald’s Restaurants*	11.9	10.0	10.5	7.7
Major Segments:
U.S.	8.2	8.2	5.6	5.6
Europe	16.2	9.8	17.6	8.2
APMEA**	12.5	13.1	13.0	11.9

                   *  Excludes non-McDonald's brands
        ** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of May 2007, this calendar shift/trading day adjustment consisted of one more Thursday and one less Monday compared with May 2006. The resulting adjustment varied around the world, ranging from approximately positive 0.2% to 0.4%.

Upcoming Communications
McDonald’s tentatively plans to release June sales on July 16, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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